UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

November 10, 2009
Date of Report (date of earliest event reported)

Sigma Designs, Inc.
(Exact name of Registrant as specified in its charter)

California	001-32207	94-2848099
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1778 McCarthy Blvd.
Milpitas, California  95035
(Address of principal executive offices)

(408) 262-9003
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On November 10, 2009, Sigma Designs, Inc., a California corporation (“Sigma”), through its indirect wholly owned subsidiary Sigma D. Acquisitions Ltd., a corporation formed and existing pursuant to the laws of Israel, purchased all of the issued and outstanding share capital of CopperGate Communications Ltd., a limited liability company under the laws of Israel (“CopperGate”), pursuant to an Acquisition Agreement dated October 12, 2009, as amended by the First Amendment to Acquisition Agreement dated November 10, 2009 (as amended, the “Agreement”).

Under the terms of the Agreement, Sigma paid approximately $116.0 million in cash, of which approximately $11.6 million will be held in escrow for a period of 18 months, and issued an aggregate of 3,931,352 shares of Sigma common stock, of which 393,138 shares will be held in escrow for a period of 18 months.  At the closing, Sigma also assumed unvested CopperGate options and, as a result, will issue unvested options to purchase an aggregate of approximately 574,881 shares of Sigma common stock, which options will vest over time following the closing.  Under the terms of the Agreement, Sigma also agreed to pay up to an aggregate of $5.0 million in cash to specified CopperGate employees provided that the eligible employee remains employed by Sigma and certain milestones are achieved.

In connection with the acquisition, Sigma entered into several ancillary agreements, including an escrow agreement.

The foregoing description of the Agreement is qualified in its entirety by the full text of the Agreement, a copy of which is filed as an exhibit hereto, and is incorporated herein by reference.  The summary description of the proposed transaction set forth above does not purport to be complete and is qualified in its entirety by reference to the Agreement.

Item 3.02   Unregistered Sales of Equity Securities.

Under the terms of the Agreement described in Item 2.01 above, Sigma issued an aggregate of 3,931,352 shares of Common Stock, no par value per share, to the holders of CopperGate capital stock at the closing (the “Closing Consideration Shares”).  Approximately ninety-five percent (95%) of the Closing Consideration Shares are subject to a lockup that will expire in equal installments.  The first lockup expiration period will occur on the later of the second business day following Sigma’s first public earnings release following the closing, or the date of effectiveness of a registration statement which registers the Closing Consideration Shares; and thereafter on the 60th, 120th and 180th day following the first expiration date.  The Closing Consideration Shares were issued pursuant to an exemption from registration under Rule 506 of Regulation D promulgated under the Securities Act of 1933 or Regulation S promulgated under the Securities Act of 1933..

Item 9.01.  Financial Statements.

(a)           Financial statements of businesses acquired.

The financial statements required to be filed in connection with the acquisition described in Item 2.01 above are not included herein.  Sigma will file the required financial statements prior to February 5, 2010.

(b)           Pro forma Financial Information.

The pro forma financial information required to be filed in connection with the acquisition described in Item 2.01 above are not included herein.  Sigma will file the required pro forma financial information prior to February 5, 2010.

(e)           Exhibits

Exhibit	Description

2.1
Acquisition Agreement, dated as of October 12, 2009, by and among Sigma Designs, Inc., CopperGate Communications Ltd., Carmel V.C. 2 Ltd. and Tamir Fishman Ventures Management II Ltd., as the Holder Representatives, and the Selling Shareholders.* (incorporated by reference to exhibit 2.1 filed with the Current Report on Form 8-K on October 13, 2009)

2.2
First Amendment to Acquisition Agreement, dated as of November 10, 2009, by and among Sigma Designs, Inc., Carmel V.C. 2 Ltd. and Tamir Fishman Ventures Management II Ltd. as the Holder Representatives.*

*  Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  Sigma undertakes to furnish supplemental copies of any of the omitted schedules and exhibits upon request by the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 12, 2009		SIGMA DESIGNS, INC.

	By:	/s/ Thinh Q. Tran
Thinh Q. Tran President and Chief Executive Officer (Principal Executive Officer)

EXHIBIT INDEX

Exhibit No.	Description

2.1
Acquisition Agreement, dated as of October 12, 2009, by and among Sigma Designs, Inc., CopperGate Communications Ltd., Carmel V.C. 2 Ltd. and Tamir Fishman Ventures Management II Ltd., as the Holder Representatives, and the Selling Shareholders.* (incorporated by reference to Exhibit 2.1 filed with the Current Report on Form 8-K on October 13, 2009)

2.2
First Amendment to Acquisition Agreement, dated as of November 10, 2009, by and among Sigma Designs, Inc., Carmel V.C. 2 Ltd. and Tamir Fishman Ventures Management II Ltd. as the Holder Representatives.*

*  Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  Sigma undertakes to furnish supplemental copies of any of the omitted schedules and exhibits upon request by the U.S. Securities and Exchange Commission.